Exhibit 5.1

1850 North Central Avenue Suite 1400 Phoenix, AZ 85004 Telephone: (602)-285-5000 Facsimile: (844)-670-6009 http://www.dickinsonwright.com

March 24, 2025

Enveric Biosciences, Inc.

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

Re:	Enveric Biosciences, Inc.
2020 Long-Term Incentive Plan, As Amended
Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Enveric Biosciences, Inc. a Delaware corporation (“Enveric”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration by Enveric of 375,671 shares of its common stock, par value $0.01 per share (the “Plan Shares”) that may be issued under Enveric’s 2020 Long-Term Incentive Plan, as amended (the “Plan”). This opinion is being delivered to you pursuant to the requirements of Item 601(b)(5) of Regulations S-K, 17 C.F.R. § 229.601(b)(5).

As counsel to Enveric and in connection with this opinion, we have examined and relied on copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation of Enveric, (ii) Bylaws of Enveric, (iii) records of actions of the shareholders and Board of Directors of Enveric, (iv) resolutions of the Board of Directors of Enveric relating to the increase in size of the Plan pursuant to an equitable adjustment provision under the Plan, (v) the Registration Statement, and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of Enveric, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons signing or delivering an instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, telecopied, facsimile, conformed or photostatic copies, and the absence of any understandings, waivers, or amendments which would vary the terms of any document which we have reviewed. As to various questions of fact material to this opinion, we have relied upon oral or written statements and representations of officers or other representatives of Enveric and upon certificates or other documents of public officials. We have further assumed that this opinion will be used only in connection with the offer and sale of Plan Shares while the Registration Statement remains in effect under the Act.

Enveric Biosciences, Inc.	Dickinson Wright PLLC
March 24, 2025

Based upon the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that the Plan Shares have been duly authorized and when and to the extent Plan Shares are duly issued, sold, and paid for in accordance with the terms of the Plan, such Plan Shares will be validly issued, fully paid and non-assessable.

Our opinions expressed herein are subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

We have not reviewed for purposes of this opinion, and this opinion does not address: any ERISA laws, rules or regulations; any Federal or state securities or “blue sky” laws, rules or regulations; any Federal or state banking laws, rules or regulations; any laws relating to fiduciary duties; or any Federal, state or local taxation laws, rules, or regulations.

This opinion is limited in all respects to matters arising under the Delaware General Corporation Law, and, to the extent addressed herein, the federal law of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This opinion is limited to the matters set forth herein and no opinion is intended to be implied or may be inferred beyond those expressly stated herein. This opinion is predicated solely upon laws and regulations in existence as of the current date, and as they currently apply, and as to the facts as they currently exist. We assume no obligation to revise or supplement this opinion should such matters change by legislative action, judicial decision or otherwise.

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Dickinson Wright, PLLC

Dickinson Wright, PLLC